UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

ICOSAVAX, INC.

(Name of Subject Company)

ICOSAVAX, INC.

(Name of Person Filing Statement)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

45114M109

(CUSIP Number of Class of Securities)

Adam Simpson

Chief Executive Officer

Icosavax, Inc.

1930 Boren Avenue, Suite 1000

Seattle, Washington 98101

(206) 737-0085

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

on Behalf of the Person Filing Statement)

With copies to:

Cheston J. Larson Matthew T. Bush Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 (858) 523-5400	Elizabeth Bekiroğlu General Counsel Icosavax, Inc. 1930 Boren Avenue, Suite 1000 Seattle, Washington 98101 (206) 737-0085

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Icosavax, Inc. on December 12, 2023 (including all exhibits attached thereto and incorporated therein by reference) is incorporated herein by reference.